Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(Nasdaq: DESC)

Contact:

At the Company:

John Glidden

VP of Finance

(203) 678-2355

DISTRIBUTED ENERGY REPORTS LOWER 1ST QUARTER RESULTS AS PREVIOUSLY

FORECAST

Investor Conference Call Tomorrow, Wednesday, May 10th, at 11:00AM (Eastern)

WALLINGFORD, CT, May 9, 2006 – Distributed Energy Systems Corp. (Nasdaq: DESC) today reported revenues of $7.6 million for the first three months of 2006. The first quarter revenues declined from $9.5 million in the same quarter last year primarily because of previously announced timing delays of new orders in the engineering, procurement and construction (EPC) business.

For the three months ended March 31, 2006, the company’s net loss was $7.3 million, or $0.20 per share, including approximately $0.06 per share attributable to required compliance with the Statement of Financial Accounting Standard 123 (revised 2004), “share-based payment” or SFAS123(R) and other non-cash stock compensation charges. Distributed Energy’s net loss for the first quarter of 2005 was $4.7 million, or $0.13 per share. Because the company adopted SFAS123(R) in the first quarter 2006, historical net losses do not include the fair value stock compensation charge for employees.

The company said that its order backlog is improving as expected and now stands at $29 million, and that second quarter revenues are expected to be only moderately lower than the same period in 2005. The company said that the pace of orders at its Northern Power entity for the first and second quarters of 2006 reflects the effect of last year’s spike in the price of natural gas, which is used as a fuel in many of Northern Power’s projects. Distributed Energy serves the energy marketplace by giving users greater control over the cost, quality, and reliability of electric power.

2006 1st Quarter Results:

Most of Distributed Energy’s first-quarter revenues came from its EPC business, largely from oil and gas, on-site and distributed generation power installations for commercial and industrial applications. In addition, sales of the company’s on-site HOGEN® hydrogen-generating equipment, now mostly being handled through established national and international industrial gas distribution channels, improved moderately over the prior year. The Proton Energy unit develops, manufactures and sells these advanced electrolysis-technology-based systems for making ultra-pure hydrogen for electricity generation for utilities, heat treating, semi-conductor manufacturing, and fuel cell transportation fuel.

Distributed Energy’s gross margins were positive during the first quarter of 2006, the sixth consecutive quarter of positive margins. Cash and marketable securities as of March 31, 2006, totaled $33.7 million, compared with $40.7 million as of December 31, 2005. The decrease of approximately $7.0 million during the first quarter of this year, compared with $9.4 million a year ago, reflects the quarterly net loss and working capital requirements. Working capital is defined as current assets minus current liabilities excluding cash and marketable securities.

Performance and Outlook

“The results of the first quarter and the outlook for the current quarter remain in line with previous estimates that we communicated in March,” said Ambrose L. Schwallie, who was appointed Distributed Energy’s chief executive officer earlier this year. “Our expected slow start this year is disappointing, even though we have emphasized the inevitable lumpiness of our EPC business, the largest part of our company’s revenue mix.”

“However, during the past two or three months, we have seen more normal market conditions. The value propositions for all of our products and services are more compelling than ever. Our business is ultimately driven by end user concerns over energy cost and availability, concerns that we expect will continue for quite some time.” Mr. Schwallie noted. “The attractiveness of our products and services to our growing customer base for EPC solutions and on-site hydrogen production stems from the strong business case they make to customers. In addition, we see encouraging progress in our advanced fuel cell oriented technology, as increasing public attention is being paid to finding better long-term ways to meet the nation’s energy needs.”

“For all these reasons, our present-day commercial business is getting stronger. We see sufficient strength in second half revenues for me to reiterate that 2006 should be another growth year for Distributed Energy.” Mr. Schwallie stated, “We are pleased with the level of excitement within the company, and among our shareholders and others who understand and believe in our longer-term opportunities.”

1st Quarter Highlights:

Distributed Energy Systems noted several developments during the first quarter and since the regular March 8th investor conference call, including:

•	A $3.4 million contract with AEGON USA Realty Advisors, a unit of Netherlands-based Aegon NV (NYSE/ADR: AEG) under which the Transamerica building in downtown San Francisco will be equipped with a self-contained combined heat and power system to provide base load electricity to this landmark tower.

•	Proton’s first StableFlow Hydrogen Control System was installed at a Mirant power plant in Maryland, to monitor and control the pressure, dew point and purity of the hydrogen that “cools” the plant’s electricity generating equipment.

•	A contract award with Pathmark Stores, Inc. (Nasdaq: PTMK) to provide turnkey photovoltaic solar power systems for three large retail outlets in New Jersey.

•	An agreement with Elliott Energy to develop and distribute microturbine-based products for the oil & gas markets.

•	Four additional hydrogen fueling systems were installed in New Mexico and California, bringing to seven the number of installed demonstration projects this year.

•	The acquisition of the engineering, procurement, construction, operations and maintenance business from Crown Engineering, enabling the company to further increase its penetration of California distributed generation market.

•	Commissioned back-up power systems that use high pressure hydrogen generation technology at the Mohegan Sun complex in Connecticut, a utility sub-station of Wallingford Electric and for a major telecommunications installation in Connecticut.

Conference Call

The Company will host a conference call tomorrow, Wednesday, May 10, 2006 at 11:00 a.m. EDT to discuss first quarter results and other matters of interest to investors and shareholders. Individuals wishing to participate in the conference call should dial (866) 700-7101 or for international calls (617) 213-8837. For interested individuals unable to join the call, a replay will be available through Wednesday, May 24, 2006, by dialing (888) 286-8010 or for international calls (617) 801-6888, pass code 74476592, or on the company’s Web site. The call will also be broadcast live over the Internet, and can be accessed by all interested parties at www.vcall.com or through the investors’ section of the Distributed Energy Systems website at www.distributed-energy.com

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (Nasdaq: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems (www.protonenergy.com) and Northern Power (www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, future revenue and profitability, financial sustainability, and anticipated growth and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-K for the year ended December 31, 2005, and other filings Distributed Energy may make from time to time with the SEC.

***TABLES FOLLOW ***

Distributed Energy Systems Corp.

Financial Highlights

(Unaudited)

Income Statement Data:

	Quarter Ended March 31,
	2006	2005
Net revenue	$7,637,000	$9,536,000
Net cost of sales	7,193,000	8,842,000

Gross Margin	444,000	694,000
Research and development	683,000	1,341,000
General and administrative	7,375,000	4,205,000

Loss from operations	(7,614,000)	(4,852,000)
Interest income, net and other	268,000	140,000

Net loss [1]	$(7,346,000)	$(4,712,000)

Loss per share, basic and diluted [2]	$(0.20)	$(0.13)

Weighted average shares outstanding	37,509,080	35,722,794

1.	Includes SFAS123(R) and non-cash stock compensation charges of $2,374,000 for the quarter ended March 31, 2006 and non-cash stock compensation charges only of $174,000 for the quarter ended March 31, 2005.
2.	Includes SFAS123(R) and non-cash stock compensation charges of $0.06 per share for the quarter ended March 31, 2006 and non-cash compensation charges of less than $0.01 per share for the quarter ending March 31, 2005.

Balance Sheet Data:

	March 31, 2006	December 31, 2005
Cash and marketable securities	$33,738,000	$40,666,000
Accounts receivable, net	8,000,000	8,802,000
Inventories	4,371,000	3,093,000
Deferred costs	4,631,000	4,255,000
Total current assets	55,043,000	60,224,000
Total assets	105,736,000	111,146,000
Deferred revenue	5,117,000	4,563,000
Total current liabilities	14,769,000	16,156,000
Total long-term liabilities	9,940,000	9,934,000
Total stockholders’ equity	81,027,000	85,056,000
Total liabilities and stockholders’ equity	105,736,000	111,146,000